Exhibit 10.3
21 September 2011
Dear Kwang:
I am pleased to offer you the position of Vice President, Finance with RXi Pharmaceuticals Corporation (the “Company”) reporting to the President and CEO, effective October 17, 2011, (the “Effective Date”). You will receive an annual base salary of $180,000, payable every two weeks in accordance with the regular payroll practices of the Company, as in effect from time to time. During your employment, you may be considered annually for a bonus in addition to your base salary with a target of $20,000. Bonus compensation in any year, if any, will be based on your performance and that of the Company, in accordance with a general bonus program to be established by the Board’s Compensation Committee. In addition, you will receive a $25,000 sign-on bonus and $25,000 relocation expense both contingent and payable upon your relocation to Portland, OR. RXi will also reimburse you for up to 6 months of temporary housing in Portland.
Subject to Board approval, at the first regularly scheduled meeting of our Board of Directors after the Effective Date you will be granted stock options (“Options”) under the RXi Pharmaceuticals 2007 Incentive Plan (the “Plan”) to purchase 60,000 (sixty thousand) shares of RXi common stock. The Options shall vest in quarterly installments over 4 (four) years beginning on the first quarterly anniversary of the Effective Date of the agreement provided, in each case, that you remain continuously employed by the company through such quarterly anniversary date. Each vested Option shall be on such other terms as shall be determined by our Board of Directors (or the Compensation Committee of the Board) and set forth in a customary form of stock option agreement under the Plan evidencing the Options. Upon the occurrence of a “Covered Transaction” (as defined in the Plan), the Options shall thereupon vest in full and become exercisable as to all of the shares covered thereby in accordance with the terms of the Plan.
You will be entitled to participate in all employee benefit plans from time to time in effect for employees of the Company generally, except to the extent such plans are duplicative of benefits otherwise provided under any other agreement. Your participation will be subject to the terms of the applicable plan documents and generally applicable Company policies.
You will be entitled to 20 (twenty) days of paid time off (vacation days plus sick time/personal time) per year accrued at a rate of 6.15 hours each pay period year in accordance with the Company’s policies from time to time in effect, in addition to holidays observed by the Company. Paid time off may be taken at such times and intervals as you shall determine, subject to the business needs of the Company, and otherwise shall be subject to the policies of the Company, as in effect from time to time.
The offer of employment is contingent on your signing the Company’s standard Employee Confidentiality, Non-competition and Proprietary Information Agreement (copy attached, the “Confidentiality Agreement”) and an I-9 Employment Verification Form. You will be required to submit documentation that establishes identity and employment eligibility in accordance with the US Immigration and Naturalization requirements. If there are any other agreements of any type that you are aware of that may impact or limit your ability to perform your job at the Company, please let us know as soon as possible. In accepting this offer, you represent and warrant to the Company that you are not subject to any legal or contractual restrictions that would in any way impair your ability to perform your duties and responsibilities to the Company, and that all information you provided to the Company is accurate and complete in all respects. The offer of employment contained in this letter, and your continued employment, is contingent upon and subject to a satisfactory background and reference check (which you hereby authorize), including but not limited to a confirmation of your stated credentials. It will be in the Company’s sole discretion at any time to determine the scope of the background and reference check, whether and when to conduct or update such background check and reference check and whether such check is satisfactory.
Term. The Term of the Employee’s employment shall commence on the Effective Date and shall conclude in accordance with Section 1.
     1. Termination. The Agreement may be terminated as set forth in this Section 1.
          1.1. Termination by Employer for Cause or Voluntary Resignation. Employer may terminate Employee’s employment hereunder for Cause upon notice to Employee and Employee may voluntarily resign his employment hereunder upon notice to Employer. “Cause” for the purpose of this Agreement shall mean any of the following:
          (a) Employee’s breach of any material term of the Agreement; provided that the first occasion of any particular breach shall not constitute such Cause unless Employee has failed to cure such breach within ten (10) days after receiving written notice from Employer stating the nature of such breach;
          (b) Employee’s conviction of, or plea of guilty or nolo contendere to, any felony or other crime of moral turpitude;
          (c) Employee’s act of fraud or dishonesty materially injurious to Employer or its reputation;
          (d) Employee’s continual failure or refusal to perform his material duties as required under the Agreement after written notice from Employer stating the nature of such failure or refusal and affording Employee at least ten days to correct the same;
          (e) Alcohol or drug abuse by Employee; or
          (f) Employee’s act or personal conduct that, in the reasonable, good faith judgment of Employer’s Board of Directors (or a Committee of the Board), gives rise to a material risk of liability of Employee or Employer under federal or applicable state law for discrimination, or sexual or other forms of harassment, or other similar liabilities to subordinate employees.
          Upon termination of Employee’s employment by Employer for Cause or by Employee due to a voluntary resignation, all compensation and benefits to Employee hereunder shall cease and Employee shall be entitled only to payment, not later than three days after the date of termination, of any accrued but unpaid salary and unused vacation time as of the date of such termination.
     1.2. Termination by Employer without Cause or Resignation by Employee for “Good Reason”. Employer may also terminate Employee’s employment without Cause upon notice to Employee. The Employee may resign his employment with “Good Reason” upon notice to the Employer. “Good Reason” means any of the following that shall occur without Employee’s written consent: (i) any material breach of this Agreement by RXi or any successor to RXi that is not cured within ten (10) days after RXi’s receipt of written notice from the Employee stating the nature of such breach; (ii) a material reduction by RXi or any successor to RXi in the Employee’s job responsibilities or duties; (iii) any diminution of base salary from the prior year, provided that a diminution in the Employee’s base salary that is part of a broader reduction of salaries that applies to all other senior managers of the Company shall not constitute Good Reason; or (iv) RXi’s relocation of the Employee’s reporting location further than sixty (60) miles outside of Portland, Oregon.
Upon termination of Employee’s employment by Employer without Cause or the Employee’s resignation with “Good Reason” upon notice to Employer, all compensation and benefits to Employee hereunder shall cease and Employee shall be entitled to payment of: (a) any accrued but unpaid salary and unused vacation time (only as accrued during the term of employment) as of the date of such termination; (b) three (3) months’ of salary from the date of termination (the “Severance Period”) in the form of salary continuation; and (c) continued participation, at Employer’s cost and expense, during the Severance Period in any Employer-sponsored group benefit plans in which Employee was participating as of the date of termination
     1.3 Death or Disability. Employee’s employment will terminate automatically in the event of Employee’s death or upon notice from Employer in event of his permanent disability. Employee’s “permanent disability” shall have the meaning ascribed to such term in any policy of disability insurance maintained by Employer (or Employee, as the case may be) with respect to Employee, or if no such policy is then in effect, shall mean Employee’s inability to fully perform his duties hereunder with or without reasonable accommodation for any period of at least 75 consecutive days or for a total of 120 days, whether or not consecutive. Upon termination of Employee’s employment as aforesaid, all compensation and benefits to Employee hereunder shall cease and Employer shall pay to the Employee’s heirs or personal representatives, not later than ten days after the date of termination, any accrued but unpaid salary and unused vacation as of the date of such termination as required by law. In the event the Employer does not maintain short term and long term disability policies as of the time of Employee’s termination due to “permanent disability,” Employee shall be entitled to severance benefits specified in Section 1.2 above.
Please acknowledge your acceptance of this offer by returning a signed copy of this letter. This offer will remain open until date.

Formalities aside, we are very excited about having you join our team. Your skills and experiences are a great match with our goals, and I anticipate your being a critical part of the company’s success.
Very truly yours,
Mark J. Ahn, PhD
President and CEO
RXi Pharmaceuticals
I accept this offer of employment with RXi Pharmaceuticals and will begin employment on October 17, 2011.

Signature: /s/ Kwang Lee	Date: September 22, 2011